Exhibit 99.1
CONTACT:    Allen Danzey
        Chief Financial Officer
        706-876-5865
        allen.danzey@dixiegroup.com

THE DIXIE GROUP REPORTS NET LOSS FOR THE THIRD QUARTER OF 2025

DALTON, GEORGIA (November 12, 2025) -- The Dixie Group, Inc. (OTCQB: DXYN) today reported financial results for the quarter ended September 27, 2025.

For the third quarter of 2025, the Company had net sales of $62,379,000 as compared to $64,877,000 in the same quarter of 2024. The Company had an operating loss of $2,025,000 compared to an operating loss of $2,107,000 in the third quarter of 2024. The net loss from continuing operations in the third quarter of 2025 was $3,998,000 or $0.28 per diluted share. In 2024, the net loss from continuing operations for the third quarter was $3,729,000 or $0.26 per diluted share.

For the nine months ended September 27, 2025, net sales were $193,942,000 or 3.3% below the net sales for the nine-month period ended September 28, 2024 at $200,638,000. The operating income for the first nine months of 2025 was $1,175,000 compared to an operating loss of $669,000 in the same period of the prior year. The Company had a net loss from continuing operations of $4,325,000 or $0.30 per diluted share for the nine months ended September 27, 2025 compared to a net loss from continuing operations of $5,473,000 or $0.37 per diluted share in the nine month period ending September 28, 2024.

Commenting on the results, Daniel K. Frierson, Chairman and Chief Executive Officer, said, “Third quarter sales got off to a slow start as a result of headwinds in the housing markets tied to high interest rates and high housing prices. Despite a slow start to the quarter, we saw a strong rebound in sales for September giving us momentum as we entered the fourth quarter. The average weekly order entry rate for the first month of the fourth quarter was 12% above the average weekly order entry rate in the third quarter and close to last year’s level for the same period.

Looking ahead to the 2026 fiscal year, we are focused on a profit improvement plan consisting of year over year cost reductions and operational efficiencies in excess of $10 million. The vast majority of these profit improvement initiatives have already been implemented. This includes price increases announced during the third quarter to offset the costs of tariffs, freight and other production-related cost increases we have experienced.

For the third quarter and for the first nine months of 2025 our year over year soft surface net sales were down less than 1%, outperforming the industry which we believe was down closer to 4% on the quarter and 6% for the first nine months.

A key growth segment has been our DuraSilk™SD collection which has shown strong growth and gained share of the polyester market. Our high-end carpet segment also had positive growth in the quarter for both nylon and decorative. Building on this momentum, in the third quarter we introduced two new DuraSilk™ polyester carpet styles and six new decorative carpet styles.

In our hard surface segment, our Fabrica wood program is a highlight, with net sales increasing 7.4% year over year for the first nine months. While our TRUCOR® segment declined for the quarter, our TRUCOR PRIME WPC collection showed positive signs as the market is shifting toward WPC.
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The Dixie Group Reports Second Quarter 2025 Results

November 12, 2025
While market headwinds persist, especially within residential housing and consumer confidence, our team remains committed to high end customer service, design focused product introductions and operational excellence. Our continued focus on cost reductions and operational efficiencies will be instrumental in navigating industry challenges and driving improved profitability in future periods.” Frierson concluded.

Net sales in the third quarter of 2025, $62.4 million, decreased by 3.9% from the net sales in the third quarter of 2024 at $64.9 million. Despite the lower year over year sales volume, the gross profit in the third quarter of 2025, at 24.8% of net sales, compared closely to the prior year at 24.6% of net sales for the same period. This was attributable to additional cost reductions and improved efficiencies in the manufacturing plants in 2025.

Selling and administrative expenses in the third quarter of 2025 were $16.4 million as compared to $17.6 million in the third quarter of the previous year. This was a 6.8% year over year decrease and represented 26.2% of the net sales in 2025 as opposed to 27.1% of the higher net sales in 2024. This decrease in expense is primarily driven by lower samples and marketing expenses partially offset by higher legal expenses.

On our September fiscal month end balance sheet, receivables increased $3.0 million from the balance at fiscal year end 2024 due to higher sales in the last month of the third quarter 2025 as compared to the seasonally lower sales volume in the last month of the fiscal year 2024. Inventory was $68.5 million, slightly above the 2024 year end balance of $66.9 million and 10.8% below the inventory balance of $76.8 million in September of 2024. Combined accounts payable and accrued expenses were $14.2 million higher at the end of the third quarter of 2025 as compared to the December 2024 seasonally low balance. In the third quarter of 2025, capital expenditures were $0.3 million. Capital expenditures for the full fiscal year 2025 are planned to be at a low level focused primarily on maintenance needs. Interest expense was $2.0 million in the third quarter of 2025 compared to $1.6 million in the third quarter of 2024. The higher interest expense in 2025 was the result of higher interest rates for the Company in the quarter. At the end of the third quarter, our unused borrowing availability under our line of credit with our senior lending facility was $10.9 million which is subject to a $6 million minimum excess availability requirement.

Subsequent to quarter end, the Company entered into a memorandum of understanding to settle two of its PFAS related lawsuits and the Company has obtained an agreement in principle to be dismissed without prejudice from a third PFAS related lawsuit. An estimated liability for the proposed settlement was recorded within the third quarter results. The proposed agreements are subject to certain conditions and final negotiations with the plaintiffs in the matters.

This press release contains forward-looking statements. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management and the Company at the time of such statements and are not guarantees of performance. Forward-looking statements are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced by the Company. Other factors that could affect the Company's results include, but are not limited to, availability of raw material and transportation costs related to petroleum prices, the cost and availability of capital, integration of acquisitions, ability to attract, develop and retain qualified personnel and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.
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The Dixie Group Reports Second Quarter 2025 Results

November 12, 2025

THE DIXIE GROUP, INC.
Consolidated Condensed Statements of Operations
(unaudited; in thousands, except earnings (loss) per share)

	Three Months Ended			Nine Months Ended
	September 27, 2025		September 28, 2024	September 27, 2025	September 28, 2024

NET SALES	$62,379		$64,877	$193,942	$200,638
Cost of sales	46,900		48,947	141,545	149,085
GROSS PROFIT	15,479		15,930	52,397	51,553
Selling and administrative expenses	16,365		17,561	50,016	51,309
Other operating expense, net	1,022		193	857	141
Facility consolidation and severance expenses, net	117		283	349	772
OPERATING INCOME (LOSS)	(2,025)		(2,107)	1,175	(669)
Interest expense	2,012		1,628	5,377	4,780
Other (income) expense, net	(16)		(2)	67	8
LOSS FROM CONTINUING OPERATIONS BEFORE TAXES	(4,021)		(3,733)	(4,269)	(5,457)
Income tax provision (benefit)	(23)		(4)	56	16
LOSS FROM CONTINUING OPERATIONS	(3,998)		(3,729)	(4,325)	(5,473)
Loss from discontinued operations, net of tax	(79)		(182)	(289)	(329)
NET LOSS	$(4,077)		$(3,911)	$(4,614)	$(5,802)

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$(0.28)		$(0.26)	$(0.30)	$(0.37)
Discontinued operations	(0.01)		(0.01)	(0.02)	(0.02)
Net loss	$(0.29)		$(0.27)	$(0.32)	$(0.39)

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$(0.28)		$(0.26)	$(0.30)	$(0.37)
Discontinued operations	(0.01)		(0.01)	(0.02)	(0.02)
Net loss	$(0.29)		$(0.27)	$(0.32)	$(0.39)

Weighted-average shares outstanding:
Basic	14,528		14,455	14,464	14,733
Diluted	14,528	1	14,455	14,464	14,733

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The Dixie Group Reports Second Quarter 2025 Results

November 12, 2025

THE DIXIE GROUP, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	September 27, 2025	December 28, 2024
ASSETS	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$3,438	$19
Receivables, net of allowances for expected credit losses of $492 and $454	26,286	23,325
Inventories, net	68,491	66,852
Prepaid and other current assets	6,607	5,643
TOTAL CURRENT ASSETS	104,822	95,839

PROPERTY, PLANT AND EQUIPMENT, NET	30,284	33,747
OPERATING LEASE RIGHT-OF-USE ASSETS	24,739	25,368
RESTRICTED CASH	3,886	—
OTHER ASSETS	19,087	19,854
LONG-TERM ASSETS OF DISCONTINUING OPERATIONS	1,099	1,064
TOTAL ASSETS	$183,917	$175,872

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$26,763	$14,884
Accrued expenses	17,383	15,057
Current portion of long-term debt	55,893	53,818
Current portion of operating lease liabilities	4,451	3,804
Current liabilities of discontinued operations	1,133	1,156
TOTAL CURRENT LIABILITIES	105,623	88,719

LONG-TERM DEBT, NET	25,539	28,530
OPERATING LEASE LIABILITIES	21,412	22,295
OTHER LONG-TERM LIABILITIES	16,143	16,712
Long-Term Liabilities of Discontinued Operations	3,443	3,398
Stockholders' Equity	11,757	16,218
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$183,917	$175,872

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